(d)(3)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

ACADIAN ASSET MANAGEMENT LLC

Annual Sub-Advisory Fee
(as a percentage of average daily
Series	assets allocated to the Sub-Adviser)

Voya Multi-Manager International Equity Fund	[REDACTED]

Voya Multi-Manager International Small Cap	[REDACTED]
Fund